ASSISTANT SECRETARY'S CERTIFICATE


     I, Elba Vasquez, Vice President and Assistant Secretary of Dreyfus Short-Intermediate Municipal Bond Fund (the "Fund"), hereby certify the following resolution was adopted by written consent dated July 27, 1998 as to the Fund, and remains in full force and effect:



          RESOLVED, that the Registration Statement and any and all amendments and supplements thereto may be signed by any one of Marie E. Connolly, Christopher J. Kelly, Kathleen K. Morrisey, Michael S. Petrucelli and Elba Vasquez as the attorney-in-fact for the proper officers of the Fund, with full power of substation and resubstituion; and that the appointment of each of such persons as such attorney-in-fact hereby is authorized and approved; and that such attorneys-in-fact, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such Registration Statement and any and all amendments and supplements thereto, as whom he or she is acting as attorney-in-fact, might or could do in person.



     IN WITNESS WHEREOF, I have hereunto set my hand as Assistant Secretary of the Fund and affixed the seal this 24th day of July, 1998.




                                        /s/ Elba Vasquez
                                        ELBA VASQUEZ